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                                                                    EXHIBIT 99.1


IMMEDIATE RELEASE
October 31,1999

FOR INFORMATION CONTACT:

Media:
Charles A. Russell
InterMountain /RKH (303) 534-5409

Analysts:
Jim Cronin
Ascent Entertainment Group (303) 308 -7010


                  ASCENT ENTERTAINMENT EXTENDS SALE OF SPORTS
                          BUSINESSES ON AMENDED TERMS

    Ascent To Negotiate With Liberty Media Regarding Possible Amendment To
                               Merger Agreement


Denver - Ascent Entertainment Group, Inc. (Nasdaq:GOAL) announced today that the sale of its sports-related businesses to The Sturm Group, Inc., a Denver based private investment firm owned by Donald L. Sturm, has been extended to a date
no later than November 10, 1999.   Mr. Sturm had won the right to purchase the
Ascent sports-related businesses, including the Colorado Avalanche, the Denver Nuggets and the Pepsi Center arena, in an auction conducted in July. Specifically, The Sturm Group bid $461 million to prevail against three other bidders for the Ascent assets and signed a definitive agreement on July 27, 1999. In a related matter and as discussed further below, the Company's previously announced merger agreement with Liberty Media Corporation has been impacted as a result of the extension.

    - Sale of Sports-related businesses: The extension was agreed to by Ascent and The Sturm Group primarily to provide additional time for the parties to resolve certain issues and for the City and County of Denver and the Sturm
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       Group to complete negotiations on a guaranty by Mr. Sturm to the City in substitution of Ascent's guarantee to the City. In connection with the extension, Ascent and The Sturm Group have agreed to establish certain escrow accounts for potential construction contingencies on the Pepsi Center project and other contingencies relating to the sports-related businesses. In addition, Ascent has also agreed to waive interest of approximately $4.0 million otherwise due from The Sturm Group in connection with the closing of the sale.

          The original agreement also provided that if the closing had not occurred by the end of October, then either party could terminate the agreement. The parties have agreed to extend the date by which the closing must occur to November 10, 1999. However, there can be no assurances that all closing conditions will be satisfied including that The Sturm Group will be successful in completing its negotiations with the City of Denver and, accordingly, that the sale of Ascent's sports-related business will be completed before the November 10, 1999 deadline.

     - Liberty Media Corporation Merger: As a result of the extension agreement with The Sturm Group, Liberty Media and the Company have agreed that a condition of the Merger Agreement with Liberty Media, previously announced on October 21, 1999, would not be met. Although the Company and Liberty Media have commenced negotiations to address the impact of the extension and other modifications noted above, Liberty Media has agreed as
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       of today to provide Ascent with a 30 day period in which Liberty Media and the Company will discuss an amendment to the Merger Agreement as consideration for Liberty Media waiving the condition related to the sale of Ascent's sports-related business. Accordingly, there can be no assurances that the Company and Liberty will not amend the terms of the existing Merger Agreement in a manner that may be adverse to Ascent, or that Liberty will not terminate the Merger Agreement after the 30 day period.

     Ascent Entertainment Group's principal business is providing pay-per-view entertainment and information services through its 57 percent-owned subsidiary, On Command Corporation. In addition, Ascent also provides video distribution services to NBC and other private networks through its Ascent Network Services division.

       Some of the statements in this news release are forward-looking and relate to anticipated future operating results. Forward-looking statements are based on Ascent management's current expectations and assumptions, which may be affected by subsequent developments and business conditions, and necessarily involve risks and uncertainties. Therefore, there can be no assurance that actual results will not differ materially from anticipated results.

                           *   *   *   *   *   *   *
       For a menu of Ascent Entertainment Group's news release available by fax 24 hours ( no charge) or to retrieve a specific release, please call 1-800-758-5804, ext. 152850, or access the address http://www.prnewswire on the internet.
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